Exhibit 99.1

To:	All WellPoint Associates

From:	Joe Swedish, Chief Executive Officer

Date:	May 20, 2013

Subject:	Organization Update

This week marks the completion of my first 60 days at WellPoint, and let me first say how impressed and inspired I am by the level of talent and commitment that exists across the organization. I’ve spent a significant portion of my time with investors, customers and many of you gathering diverse perspectives about our company and our future. What I learned through those interactions has helped me make several decisions about how I believe we can perform at our very best as a unified enterprise. Today, I’d like to share with you those decisions, my rationale behind them and my priorities for the next 60-90 days.

Our company’s recent momentum has been fueled by many factors, including the structural changes made in 2012 to increase accountability and enable our businesses to more quickly respond to market changes. I want to build on those improvements and further enhance the alignment of execution and accountability by consolidating our Strategic Business Units from four to two:

1.	The Commercial and Specialty Business Division (CSBD), comprised of Local Group and National Accounts, our Exchange and Individual Businesses, Specialty Businesses and 1-800 CONTACTS.

2.	The Government Business Division (GBD), comprised of the Medicaid, Medicare, National Government Services (NGS) and the Federal Employee Program (FEP).

The CSBD will be led by Ken Goulet and the GBD by Dick Zoretic.

To advance our enterprise efficiency and execution efforts, Gloria McCarthy will assume the role of Chief Administrative Officer, adding Information Technology (IT), HealthCore and the commercialization of our IBM-Watson partnership to her current responsibilities.

Randy Brown, John Cannon, Wayne DeVeydt and Sam Nussbaum remain in their roles leading corporate shared services. Together with Ken, Dick and Gloria, these leaders comprise my Executive Leadership Team (ELT).

Leeba Lessin, our Medicare Programs executive, will join the GBD under Dick’s leadership. Over the next 90 days, Leeba and Dick will develop a plan to optimize the operating structure for our Medicare, Medicaid and Dual Eligible businesses. I am confident this shift will represent a positive continuation of the collaborative work already underway between these two strong leaders and their businesses.

Lori Beer will be leaving WellPoint with my considerable admiration. Please join me in thanking Lori for her many contributions to our success and in wishing her well as she pursues a new chapter in her career.

At the end of this message, I have listed any executive whose reporting relationship to one of my direct reports has changed as a result of this announcement. Unless otherwise noted in a follow up message from my team, all other reporting relationships remain unchanged.

So what are my next steps? The challenges facing our industry and company are well-known, as are the opportunities I confidently believe we are uniquely positioned to capture. Our strategy, investments, technology and operations are all essential factors to our long-term success and, as such, will be the focus of my next 60-90 days. My approach to examining these areas will be grounded on three fundamental beliefs:

1.	I believe strategy is owned by the CEO and cannot be a delegated duty. I will spend considerable time with the ELT and our Board analyzing our strategic priorities, and our preparedness for 2014 and beyond to determine what, if any, strategic or investment shifts may be necessary.

2.	I believe technology and how we use it plays a central role in our ability to deliver value to our customers, our shareholders and our organization. I will work with Gloria, her leaders and, where helpful, external experts to ensure we use our unmatched information and technology resources to generate a differentiating, competitive advantage.

3.	I believe the key to optimizing our operating structure is to create a unified enterprise. Business units must be accountable for the drivers of their success, but must also recognize the value shared services deliver through expertise, efficiency and leveraging best practices. Leadership and strategy, combined with the right operating structure and culture, are essential components to a high-performing, unified enterprise.

Thank you for your support and for the many points of view that helped me arrive at the decisions communicated today. My first two months at WellPoint have been both a pleasure and a humbling challenge. I am optimistic about our future and confident in our team - let’s keep our momentum going.

Summary of new reporting relationships, effective immediately:

Reporting to Ken Goulet:

•	Annmarie Hagan, Specialty Business

•	Jonathan Coon, 1-800 CONTACTS and glasses.com

Reporting to Dick Zoretic:

•	Leeba Lessin, Medicare Programs

•	Mike Kapp, Federal Government Solutions

Reporting to Gloria McCarthy:

•	A.J. Lang, IT

•	Elizabeth Bigham, IBM-Watson

•	Marcus Wilson, HealthCore